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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to options assumed by SONICblue Incorporated originally granted under the ReplayTV, Inc. 1997 Stock Plan and the ReplayTV, Inc. 1999 Stock Plan of our report dated February 1, 2001 (except for the last three paragraphs of Note 17, as to which the date is March 30, 2001), with respect to the consolidated financial statements and schedule of SONICblue Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP
San Jose, California
August  8, 2001